Exhibit 99.1

Playtex Products, Inc. Announces Pricing of the 8% Notes and
Results as of the Consent Date of its Previously Announced Debt Tender Offers

WESTPORT, Conn. (September 20, 2007) — Playtex Products, Inc. announced today the pricing terms of the previously announced cash tender offers and consent solicitations (the “Offers”), for its 8% Senior Secured Notes due 2011 (CUSIP No. 72813PAK6) (the “8% Notes”) and its 9⅜% Senior Subordinated Notes due 2011 (CUSIP No. 72813PAH3) (the “9⅜% Notes” and, together with the 8% Notes, the “Notes”).

The total consideration for each $1,000 principal amount of 8% Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on Wednesday, September 19, 2007 (the “Consent Date”) is $1,052.98, which includes a consent payment of $30.00. The total consideration was determined by reference to a fixed spread of 50 basis points over the yield, based on the bid price, of the 4⅝% U.S. Treasury Note due February 29, 2008, which was calculated at 2:00 p.m., New York City time, today. The Reference Yield and the Tender Offer Yield, as such terms are used in the Offer to Purchase and Consent Solicitation Statement dated September 5, 2007(the “Offer to Purchase”) are 4.110% and 4.610%, respectively.

The Company expects the initial payment date for the Offers to be on or about October 1, 2007, on which date the Company will accept for purchase all Notes tendered at least one business day prior to such date.  Holders of such Notes will receive accrued and unpaid interest on such Notes up to, but not including, the initial payment date. Holders of Notes validly tendered on or after the initial payment date, but before the Expiration Date (defined below) for the applicable offer, will receive accrued and unpaid interest on the Notes up to, but not including, the final payment date for that offer, which is expected to be on or promptly following the Expiration Date.

As of the Consent Date, tenders and consents had been received from holders of $286.3 million (98.7%) in aggregate principal amount of 8% Notes and $273.4 million (95.5%) in aggregate principal amount of 9⅜% Notes.

Holders tendering their Notes after the Consent Date but on or prior to the Expiration Date (defined below) for the Offers and such Notes are accepted for purchase will receive the related Tender Offer Consideration as defined in the Offer to Purchase, but will not receive the related Consent Payment.

The Offers remain open and are scheduled to expire at 5:00 p.m., New York City time, on October 3, 2007, unless extended (the “Expiration Date”).

The Offer to Purchase and this notice is not an offer to sell or a solicitation to buy any securities. The Company’s obligation to accept for purchase and to pay the Total Consideration or Tender Offer Consideration, as applicable, for each of the Notes validly tendered in the tender offer is subject to, and conditioned upon, the satisfaction of or waiver of all conditions to the closing of the previously announced merger of the Company with a subsidiary of Energizer Holdings, Inc. have been satisfied, or will be satisfied on the date of such purchase. The Company reserves the right, in its sole discretion, to waive any or all conditions of the tender offers on or prior to the acceptance date.

The Offers are being made only pursuant to the Offer to Purchase. The Company has retained Banc of America Securities LLC to serve as the exclusive Dealer Manager and Solicitation Agent for the tender offers and consent solicitations and Global Bondholder Services Corporation to serve as the Information Agent. Requests for documents may be directed to Global Bondholder Services Corporation by telephone at 866-470-4300 (U.S. toll-free). Questions regarding the tender offers and consent solicitations may be directed to Banc of America Securities LLC, High Yield Special Products at 888-292-0070 (U.S. toll-free) or 704-388-9217 (collect).

About Playtex Products, Inc.

Celebrating 75 years of innovation, Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of Skin Care, Feminine Care, and Infant Care products, including Banana Boat, Hawaiian Tropic, Wet Ones, Playtex gloves, Playtex tampons, Playtex infant feeding products, and Diaper Genie.

About Energizer Holdings, Inc.

Energizer Holdings, Inc., headquartered in St. Louis, Missouri, is a global leader in the dynamic business of providing portable power and ranks among the world’s largest manufacturers of primary batteries and flashlights.   Anchored by our universally recognized and respected Energizer and Eveready brands, the portfolio of products includes household batteries, specialty batteries and battery-powered lighting products.  Energizer is also the parent company of Schick-Wilkinson Sword (“SWS”), the second largest manufacturer of wet shave products in the world.  With two widely recognized personal care brands, SWS competes successfully in all three segments of the global wet shave category — men’s systems, women’s systems and disposables.  Energizer trades on the New York Stock Exchange under the symbol ENR.